Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205832

PROSPECTUS SUPPLEMENT NO. 4

(to prospectus dated March 6, 2018)

Aethlon Medical, Inc.

This Prospectus Supplement No. 4 supplements and amends the Post Effective Amendment No. 2 (declared effective by the Commission on March 6, 2018) (“Post Effective Amendment No. 2”) to the registration statement on Form S-1 (Registration No. 333-205832) of the registrant declared effective on August 4, 2015 by the Commission. The aforesaid registration statement originally registered for resale 301,418 shares of common stock; and 746,657 shares of common stock underlying common stock purchase warrants with an original exercise price of $6.30 per share.

This prospectus supplement relates to an existing registration of securities under Registration Statement File No. 333-2005832, originally filed on July 24, 2015, and does not cover securities beyond those covered by the existing Registration Statement.

We will not receive any proceeds from the sale of these shares other than proceeds, if any, from the exercise of warrants to purchase shares of our common stock. If all of the warrants are exercised for cash at the original exercise price, we will received a total of $4,703,939.10 in gross proceeds, which we expect to use for general corporate purposes. We cannot assure you that any warrants will be exercised for cash. The selling stockholders may offer and sell the shares covered by the prospectus as set forth in the prospectus. The stockholders may sell the shares directly or through underwriters, brokers or dealers. The stockholders will bear any applicable sales commissions, transfer taxes and similar expenses. We will pay all other expenses incident to the registration of the shares. See “Plan of Distribution” on page 26 of the prospectus for more information on this topic.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus with the information contained in our Definitive Proxy Statement on Form DEF14A filed with the Securities and Exchange Commission on September 20, 2019, and in our Current Reports on Form 8-K filed on September 12, 2019 and September 16, 2019. Accordingly, we have attached the referenced Definitive Proxy Statement on Form DEF14A filed with the Securities and Exchange Commission on September 20, 2019, and in our Current Reports on Form 8-K filed on September 12, 2019 and September 16, 2019 to this prospectus supplement. This Prospectus Supplement No. 4 should be read in conjunction with, and delivered with, the Post-Effective Amendment No. 2 and is qualified by reference to the Post-Effective Amendment No. 2, except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Post-Effective Amendment No. 2.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AEMD.” On September 23, 2019, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.27 per share.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of the prospectus beginning at page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is September 24, 2019.

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

AETHLON MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

9635 Granite Ridge Drive

Suite 100

San Diego, CA 92123

To Our Stockholders:

You are cordially invited to attend our Annual Meeting of Stockholders on Monday, October 14, 2019 at 7:00 a.m., PDT, at the offices of Cooley LLP, located at 4401 Eastgate Mall, San Diego, CA 92121. While it is not yet a full year since our last Annual Meeting, we are holding this year’s meeting now for several reasons. First, our previous Annual Meeting date in March was not well synchronized with our financial reporting cycle, occurring just prior to the end of our Fiscal Year. Second, as discussed below, we believe it is critical for us to bring several items up for a stockholder vote at this time in order to maintain our access to the capital markets to allow us to advance our development strategies under the FDA granted Breakthrough Designations for our programs, and to continue to build the Company.

Since I joined the Company in December of 2018, we have made substantial progress toward the goals our Chairman, Charles (Chuck) Fisher, Jr., MD, and I discussed in our previous letter to stockholders in April. We have designed a development plan for our Hemopurifier focused on oncology indications, improved the manufacturing process, established quality systems, had multiple interactions with the FDA under our Breakthrough Designation, including a face to face meeting in Bethesda, Maryland in June and prepared for an Investigational Device Exemption (IDE) application to initiate clinical trials in cancer. We expect to have a number of announcements in the near future in these areas that demonstrate this progress. We also continue to evaluate opportunities for the Hemopurifier in viral diseases, where the device has already shown activity in humans.

Some of the potential opportunities for our Hemopurifier may lie outside our primary focus areas, and in order to open up additional opportunities we announced in July 2019 a cross license and joint development agreement with SeaStar Medical, Inc. Under this agreement, we will evaluate combinations of the SeaStar platforms with our own in a number of areas and plan to jointly develop novel intellectual property to expand both companies’ proprietary positions.

We also are working to expand the potential value in our majority owned subsidiary, Exosome Sciences, Inc. In addition to our work in neurodegenerative disease, we expect to begin to open up opportunities in oncology through collaborative research and development agreements.

All of this progress has been accomplished with just six employees and one contractor. As a result, under the leadership of Jim Frakes, our CFO, we have been able to remain extremely capital efficient without substantial increases in our burn rate. We also continue to seek and have had considerable success in acquiring non-dilutive financing.

Just this week we announced that we have been awarded a $1.86 million two year Small Business Innovative Research (SBIR) contract from the National Cancer Institute to continue our work to develop a rapid throughput laboratory version of our Hemopurifier for use in diagnostics. This program fits perfectly into our development strategy for Exosome Sciences described above. This contract is a second stage award following on our completion of an earlier contract with the same funding source and demonstrates independent, external confirmation of our development expertise.

As you are aware, however, our ability to continue to finance our activities is still dependent on our access to the capital markets. It is for this reason, we are asking you to approve the reverse split described in the accompanying proxy statement so that we can preserve our Nasdaq listing and continue to raise equity capital. In return, we pledge to continue to maintain our capital efficiency as we seek to unlock the value of our Hemopurifier and our other assets. We therefore urge you to vote in favor of the proposals in the attached proxy statement. We remain available to discuss any of this with any of you and thank you in advance for your continuing interest in and support of the Company.

Sincerely,

/s/ Timothy C. Rodell, M.D., FCCP

/s/ Charles J. Fisher, Jr., M.D.

Timothy C. Rodell, M.D., FCCP, Interim Chief Executive Officer

and Charles J. Fisher, Jr., M.D., Chairman of the Board

AETHLON MEDICAL, INC.

9635 GRANITE RIDGE DRIVE, SUITE 100

SAN DIEGO, CA 92123

(858) 459-7800

September 20, 2019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

An Annual Meeting of Stockholders (the “Annual Meeting”) of Aethlon Medical, Inc. (the “Company”) will be held on Monday, October 14, 2019, at 7:00 a.m., Pacific Time, at Cooley, LLP, 4401 Eastgate Mall, San Diego, CA 92121, for the following purposes:

1.	To elect six persons named in the Proxy Statement that accompanies this notice to serve as directors of our Company (Proposal No. 1);

2.	To ratify the appointment of Squar Milner LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020 (Proposal No. 2);

3.	To approve, pursuant to Nevada Revised Statutes (“NRS”) 78.2055, a reverse stock split of our common stock at a ratio in the range of 1-for-10 to 1-for-15, with such ratio to be determined in the discretion of our Board of Directors and with such reverse stock split to be effected at such time and date as determined by our Board of Directors in its sole discretion (but in no event later than October 15, 2019) (Proposal No. 3);

4.	To approve the amendment and restatement of the Company’s articles of incorporation, as amended (Proposal No. 4); and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Stockholders of record at the close of business on September 17, 2019 will be entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

BECAUSE OF THE SIGNIFICANCE OF THESE PROPOSALS TO US AND OUR STOCKHOLDERS, IT IS VITAL THAT EVERY STOCKHOLDER VOTES AT THE ANNUAL MEETING IN PERSON OR BY PROXY.

We have fully set forth the proposals in the accompanying Proxy Statement, which you are urged to read thoroughly. For the reasons set forth in the Proxy Statement, our Board of Directors recommends a vote “FOR” each of the nominees named in Proposal 1 and “FOR” Proposals 2, 3 and 4.

We cordially invite all stockholders to attend the Annual Meeting in person. Your vote is important. Please fill in, date, sign and return the enclosed proxy in the return envelope provided as promptly as possible, whether or not you plan to attend the Annual Meeting. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies and will assist in ensuring that a quorum is present or represented at the Annual Meeting. Even though you return your proxy, you may nevertheless attend the Annual Meeting and vote your shares in person if you wish. If you want to revoke your proxy at a later time for any reason, you may do so in the manner described in the attached Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on October 14, 2019:

The proxy materials are available at www.icommaterials.com/aethlon.

By Order of our Board of Directors

/s/ James B. Frakes
James B. Frakes, Secretary

AETHLON MEDICAL, INC.

9635 GRANITE RIDGE DRIVE, SUITE 100

SAN DIEGO, CA 92123

(858) 459-7800

__________________________

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 14, 2019

__________________________

VOTING AND PROXY

We are furnishing this statement in connection with the solicitation by the Board of Directors of Aethlon Medical, Inc. (the “Company,” “we,” “us” or “our”) of proxies to be used at the Company’s Annual Meeting of Stockholders to be held on Monday, October 14, 2019, at 7:00 a.m., Pacific Time, at Cooley, LLP, 4401 Eastgate Mall, San Diego, CA 92121, and at any meeting following adjournment thereof (the “Annual Meeting”).

We are mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card to stockholders on or about September 20, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 14, 2019: The proxy materials are available at www.icommaterials.com/aethlon.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will vote to elect six directors to our Board of Directors (Proposal No. 1); to ratify the appointment of Squar Milner LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020 (Proposal No. 2); to approve a reverse stock split (the “Reverse Stock Split”) of our common stock at a ratio in the range of 1-for-10 to 1-for-15, with such ratio to be determined in the discretion of our Board of Directors and with such Reverse Stock Split to be effected at such time and date as determined by our Board of Directors in its sole discretion (but in no event later than October 15, 2019) (Proposal No. 3); and to approve the amendment and restatement of the Company’s articles of incorporation, as amended (the “Current Articles”) (Proposal No. 4).

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on September 17, 2019, which is the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting. Each share of our common stock outstanding at the close of business on the record date will be entitled to one vote on all matters properly submitted to a vote at the Annual Meeting. As of the record date, there were 19,941,000 shares of common stock outstanding. If you were a stockholder of record of common stock on the record date, you will be entitled to vote all of the shares of common stock that you held on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting. Stockholders who own shares registered in different names or at different addresses may receive more than one proxy card. If you receive multiple proxy cards from us and intend to vote your shares by proxy, you must sign each of the proxy cards received to ensure that all of the shares you own are represented at the Annual Meeting.

1

Why is our Board of Directors soliciting proxies?

As many of our stockholders may be unable to attend the Annual Meeting in person, our Board of Directors is soliciting the enclosed proxy so that each stockholder is given an opportunity to vote. The proxy enables each stockholder to vote via proxy on all matters that are scheduled to come before the Annual Meeting. When we have timely received a properly executed proxy card, the stockholder’s shares will be voted at the Annual Meeting according to the stockholder’s directions. We urge stockholders to specify their choices by marking the appropriate boxes on the enclosed proxy card.

What constitutes a quorum?

Stockholders representing not less than thirty-three and one-third percent (33 1/3%) of our issued and outstanding common stock, present in person or represented by proxy at the Annual Meeting, constitute a quorum. Votes cast by proxy or in person at the meeting will be tabulated by the Inspector of Elections in conjunction with information received from our transfer agent. The Inspector of Elections also will determine whether or not a quorum is present.

Shares that abstain from voting as to a proposal, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a proposal (“broker non-votes”), will be counted for purposes of determining whether a quorum is present at the Annual Meeting but will not be counted towards the vote total for such proposal.

What vote is required to elect the nominees to our Board of Directors?

The affirmative vote of shares representing a majority of a quorum present at the Annual Meeting is required to elect each nominee to our Board of Directors. Abstentions and broker non-votes on this proposal will have the same effect as “Against” votes.

What vote is required to ratify the appointment of the independent auditors?

Ratification of the appointment of Squar Milner LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020, will be approved if more votes are cast in favor of this proposal than are cast against it.

What vote is required to approve the Reverse Stock Split?

The affirmative vote of shares representing a majority of our outstanding shares of common stock is required to approve the Reverse Stock Split. Abstentions and broker non-votes on this proposal will have the same effect as “Against” votes.

What vote is required to amend and restate the Current Articles?

The affirmative vote of shares representing a majority of our outstanding shares of common stock is required to amend and restate the Current Articles. Abstentions and broker non-votes on this proposal will have the same effect as “Against” votes.

How do I vote?

There are two methods for voting your shares:

•	You may indicate your vote on the enclosed proxy card, sign and date the card, and return it in the enclosed prepaid envelope; or

•	You may attend the Annual Meeting and vote in person.

Directions to the Annual Meeting may be found at http://goo.gl/maps/6G7tFuZNgAS2.

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How will my shares be voted if I return my proxy card?

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by our Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. We do not anticipate that any other matters will be raised at the Annual Meeting.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your brokerage firm, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is considered to be a routine matter under applicable rules. Brokers and nominees can use their discretion to vote uninstructed shares with respect to matters that are considered to be routine under applicable rules, but not with respect to non-routine matters. Under applicable rules and interpretations, non-routine matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, without your instructions your broker or nominee may not vote your shares on Proposal 1 and Proposal 4, but may vote your shares on Proposals 2 and 3.

May I change my vote after I return my proxy card?

Any proxy may be revoked at any time before it is voted at the meeting by (i) delivering to our Secretary, at or before the taking of the vote at the meeting, a written notice of revocation or duly executed proxy, in either case dated later than the prior proxy relating to the same shares or (ii) attending the Annual Meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to our principal executive offices at Aethlon Medical, Inc., 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123, Attention: Secretary, or hand delivered to the Secretary, before the taking of the vote at the Annual Meeting.

Who will bear the costs of this solicitation?

We have retained InvestorCom, a proxy solicitation firm, to solicit proxies in connection with the Annual Meeting at a cost of approximately $6,000 plus expenses. The cost of soliciting proxies incurred by us and InvestorCom, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of our common stock, will be borne by us. In addition, our directors, officers and employees may solicit proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission, although they will receive no additional compensation for such solicitation.

Where can I find the proxy materials for the Annual Meeting on the internet?

Stockholders may access the following proxy materials at www.icommaterials.com/aethlon: our Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report on Form 10-K and proxy card.

3

How are proxy materials delivered to households?

We will deliver only one Proxy Statement, annual report to stockholders or Notice of Internet Availability of Proxy Materials, as applicable, to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of this Proxy Statement, the annual report to stockholders or the Notice of Internet Availability of Proxy Materials, as applicable, to a stockholder at a shared address to which a single copy of any such document was delivered upon oral or written request to:

Aethlon Medical, Inc.

Attn: Secretary

9635 Granite Ridge Drive, Suite 100

San Diego, California 92123

Telephone No.: (858) 459-7800

A stockholder may notify us at the above address or phone number that such stockholder wishes to receive a separate proxy statement, annual report to stockholders or Notice of Internet Availability of Proxy Materials, as applicable, in the future. Stockholders sharing an address may direct to us at the above address or phone number requests for delivery of a single copy of annual reports to stockholders, proxy statements or Notices of Internet Availability of Proxy Materials if they are receiving multiple copies of such documents.

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INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 20, 2019, with respect to the ownership of our common stock, by (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of each class of our capital stock, (ii) each of our directors and director nominees (if any), (iii) each of our named executive officers and (iv) all of our executive officers and directors as a group. As of such date, we had 19,694,396 shares of our common stock issued and outstanding. The term “executive officer” is defined as the President/Chief Executive Officer, Chief Financial Officer/Treasurer, any vice-president in charge of a principal business function (such as administration or finance), or any other person who performs similar policy making functions for us. We believe that each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by them, subject to community property laws where applicable, except where otherwise noted:

NAME AND ADDRESS(1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF BENEFICIAL OWNERSHIP
Timothy C. Rodell, M.D., FCCP, Interim Chief Executive Officer and Director(2)	–	*
James B. Frakes, Chief Financial Officer(3)	60,924	*
Charles J. Fisher, Jr., M.D., Chairman and Director(4)	62,731	*
Edward G. Broenniman, Director(5)	131,387	*
Chetan Shah, M.D., Director(6)	446,112	2.3%
Sabrina Martucci Johnson, Director(7)	55,206	*
Guy F. Cipriani, Director(8)	37,707	*
James A. Joyce, Former Chief Executive Officer	304,204	1.5%
Rodney S. Kenley, Former President(9)	55,758	*
Sachs Investment Group, LLC(10)	1,908,113	9.7%
All Current Directors and Executive Officers as a Group (7 members)	794,067	4.0%

______________________

*	Less than 1%
(1)	Unless otherwise indicated, the address for each reporting person is c/o Aethlon Medical, Inc., 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123.
(2)	Timothy C. Rodell, M.D., FCCP, was appointed Interim Chief Executive Officer and director on December 10, 2018. In connection with Dr. Rodell’s appointment, he received an option to purchase 552,625 shares of our common stock, at an exercise price equal to the fair market value on the date of grant, which will vest over a four-year period, with 25% vesting on the one-year anniversary of the commencement of employment and the remainder vesting monthly thereafter in equal increments for 36 months. As the above table was based on options vesting within 60 days of August 20, 2019, no share ownership is presented for Dr. Rodell.
(3)	Includes 25,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of August 20, 2019, and 3,250 shares of common stock issuable upon settlement of restricted stock units (“RSUs”) vesting within 60 days of August 20, 2019.
(4)	Includes 9,211 shares of common stock issuable upon settlement of RSUs vesting within 60 days of August 20, 2019.
(5)	Includes 33,431 shares of common stock issuable upon exercise of stock options exercisable within 60 days of August 20, 2019, and 9,211 shares of common stock issuable upon settlement of RSUs vesting within 60 days of August 20, 2019.
(6)	Includes 11,205 shares of common stock issuable upon exercise of stock options exercisable within 60 days of August 20, 2019, 9,211 shares of common stock issuable upon settlement of RSUs vesting within 60 days of August 20, 2019, and warrants to purchase an aggregate of 90,572 shares of common stock currently exercisable.
(7)	Includes 9,211 shares of common stock issuable upon settlement of RSUs vesting within 60 days of August 20, 2019.
(8)	Includes 9,211 shares of common stock issuable upon settlement of RSUs vesting within 60 days of August 20, 2019.
(9)	Includes 35,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of August 20, 2019.
(10)	More-than-5% stockholder. Information regarding Sachs Investment Group, LLC is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2018. The principal business address of Sachs Investment Group, LLC is 1346 S. Third St., Louisville, KY 40208.

5

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The names, ages and positions of our directors and executive officers as of August 20, 2019 are listed below:

NAMES	TITLE OR POSITION(1)	AGE
Timothy C. Rodell, M.D., FCCP(2)	Interim Chief Executive Officer and Director	68

Charles J. Fisher, Jr.	Chairman and Director	73

James B. Frakes	Chief Financial Officer, Senior Vice President – Finance and Secretary	62

Sabrina Martucci Johnson	Director	53

Edward G. Broenniman	Director	83

Chetan S. Shah, M.D.	Director	50

Guy F. Cipriani(3)	Director	49

______________________

(1)	Our Board of Directors has determined that Messrs. Broenniman and Cipriani, Drs. Fisher and Shah and Ms. Johnson meet the requirements to be determined as “independent directors” for all purposes, including Compensation Committee and Audit Committee purposes, under the Nasdaq rules and for federal securities law purposes. Dr. Rodell is not independent as he also functions as an executive officer.
(2)	Effective December 10, 2018, Dr. Rodell was appointed as our Interim Chief Executive Officer and as a member of our Board of Directors.
(3)	Mr. Cipriani was appointed to our Board of Directors on June 19, 2018.

Certain additional information concerning the individuals named above is set forth below. This information is based on information furnished us by each individual noted.

Timothy C. Rodell, M.D., FCCP, Interim Chief Executive Officer and Director

Dr. Rodell joined Aethlon Medical, Inc. as Interim Executive Officer and Director in December 2018. Prior to joining our Company, Dr. Rodell served as President, Chief Executive Officer and a Director of GlobeImmune, Inc., a public company developing immunotherapeutics for cancer, hepatitis and other viral diseases, from April 2002 to November 2016, and as a Director and consultant to GlobeImmune, Inc. from November 2016 to present. Dr. Rodell has been a managing partner at SMG, Inc., a company that provides pharmaceutical product evaluation and development, clinical and regulatory strategy, and evaluation of technology services for financial institutions, from 1999 to present. From 1999 to February 2002, Dr. Rodell was President, Chief Executive Officer and a Director of RxKinetix, Inc., a private drug delivery company. Previously Dr. Rodell held senior management positions at OXIS International, Inc. and Cortech, Inc. Dr. Rodell holds an M.D. from the University of North Carolina, Chapel Hill and is board certified in Internal Medicine and Pulmonary Medicine. We believe that Dr. Rodell’s clinical background and extensive management experience in the biotechnology industry, qualify him to serve as our Director.

6

Charles J. Fisher, Jr., M.D., Chairman and Director

Dr. Fisher became a Director of Aethlon Medical, Inc. in November 2017 and was appointed as our Chairman on November 27, 2017. Dr. Fisher served as Executive Chairman and Chief Executive Officer of Seastar Medical, Inc., a biotechnology company, from 2013 to July 2019. Dr. Fisher also has served as Chief Executive Officer of Margaux Biologics, Inc., a biotechnology company, since 2010. Prior to founding Margaux Biologics, he was Chief Medical Officer and Executive Vice President of Cardiome Pharma Corp. from 2005 to 2010, where he led the team that invented, developed, registered vernakalant, a novel, first in class, multi-ion channel drug for atrial fibrillation, Brinavess. Dr. Fisher served as Head, Section of Critical Care Medicine at The Cleveland Clinic Foundation, and has held Professor, Division Chief and Director positions at the University of California at Davis Medical Center, Case Western Reserve University and The Cleveland Clinic Foundation. His research in sepsis, inflammation, host defense and endothelial dysfunction led to his recruitment to Eli Lilly & Co., where he led the Xigris (activated Protein C) Global Product Team and successfully registered the first drug approved for the treatment of sepsis. Previously, he was Vice President for Global Pharmaceutical Development at Abbott Laboratories where, among other accomplishments, he guided the registration of Humira. Additionally, Dr. Fisher is a multi-tour combat veteran, with extensive military experience in Special Operations. He has served as a member of the Defense Science Research Council and on DARPA panels, including one focused on universal host defense. We believe Dr. Fisher is qualified to serve as our Director because of his strong background and experience in the life sciences industry and with public companies.

James B. Frakes, Chief Financial Officer and Senior Vice President – Finance

Mr. Frakes joined Aethlon Medical, Inc. in January 2008 and brought sixteen consecutive years of financial experience with publicly traded companies, as well as specific knowledge and experience in equity and debt transactions, acquisitions, public reporting and Sarbanes-Oxley Section 404 internal control requirements. Mr. Frakes also serves as the Chief Financial Officer of Exosome Sciences, Inc., our majority-owned subsidiary. He previously served as the Chief Financial Officer for Left Behind Games Inc., a start-up video game company. Prior to 2006, he served as Chief Financial Officer of NTN Buzztime, Inc., an interactive entertainment company. Mr. Frakes received an MBA from the University of Southern California and completed his BA with Honors at Stanford University.

Sabrina Martucci Johnson, Director

Ms. Johnson became a Director of Aethlon Medical, Inc. in January 2018. Ms. Johnson founded Daré Bioscience, Inc., a biopharmaceutical company dedicated to advancement of innovative products for women’s reproductive health, in 2015 and has served as its President, Chief Executive Officer and a member of its Board of Directors since its inception. Prior to founding Daré, Ms. Johnson was President of WomanCare Global Trading, a specialty pharmaceutical company in female reproductive healthcare with commercial product distribution in over 100 countries, from October of 2014 to May of 2015. Before serving as President of WomanCare Global Trading, Ms. Johnson provided financial consulting services to the WomanCare Global family of companies, including the for-profit Trading division as well as the United Kingdom-based non-profit division, from November of 2012 to July of 2013, when she joined full time as WomanCare’s Chief Financial Officer and Chief Operating Officer until becoming President of the Trading division. Ms. Johnson currently serves on the YWCA of San Diego County Board of Directors, Athena San Diego Board of Directors, BIOCOM Board of Directors, Clearity Foundation Board of Directors, Tulane University School of Science & Engineering Board of Advisors, and Project Concern International Audit Committee. She holds an MIM from the American Graduate School of International Management (Thunderbird) with honors, a MSc. in Biochemical Engineering from the University of London, University College London, and a BSc. in Biomedical Engineering from Tulane University, where she graduated magna cum laude. We believe Ms. Johnson is qualified to serve as our Director due to her roles as an executive with public companies and her life sciences background.

Edward G. Broenniman, Director

Mr. Broenniman became a director of Aethlon Medical, Inc. in March 1999. He has been the Managing Director of The Piedmont Group, LLC, a venture advisory firm, since 1978. Mr. Broenniman recently served on the Board of Directors of publicly traded QuesTech (acquired by CACI International), and currently serves on the Boards of two privately held firms. He serves on the Boards of the nonprofit entities, the Dingman Center for Entrepreneurship’s Board of Advisors at the University of Maryland, the National Association of Corporate Directors, National Capital Chapter (Founder, Chair from 2003 to 2005 and Director from 2001 to 2014) and the Board of the Association for Corporate Growth, National Capital Chapter. Mr. Broenniman received his MBA from Stanford Graduate School of Business and his BA from Yale University. We believe that Mr. Broenniman is qualified to serve as our Director because of his extensive management experience.

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Chetan S. Shah, M.D., Director

Dr. Shah became a Director of Aethlon Medical, Inc. in June 2013. Dr. Shah is a board certified Otolaryngologist. He is an Advisory Board Member at The Bank of Princeton, and a partner and Board member of the Surgery Center at Hamilton, as well as Physician Management Systems and Princeton Eye & Ear, which he founded in 2009. Dr. Shah serves on the Board of two other private companies. He holds teaching positions and serves on multiple hospital committees in the area and is on the Audiology and Speech Language Pathology Committee for the State of New Jersey. Dr. Shah also was a member of the Board of Medical Examiners for the State of New Jersey. Dr. Shah received his Bachelor’s degree and Medical Degree from Rutgers University and Robert Wood Johnson Medical School. We believe that Dr. Shah is qualified to serve as our Director because of his medical background as both a board certified Otolaryngologist and a member of various medical boards and hospital committees in New Jersey.

Guy F. Cipriani, Director

Mr. Cipriani became a Director of Aethlon Medical, Inc. in June 2018. Since July 2017, Mr. Cipriani has served as Chief Business Officer at Microbion Corporation, a company focused on the development of a new class of antibiotic therapies for difficult to treat and resistant infections. From July 2012 to July 2017, he served as Vice President of Business Development at Cascadian Therapeutics and prior to that role, Mr. Cipriani served as Vice President of Business Development at Cardiome Pharma Corp. Prior to Cardiome, Mr. Cipriani served as Senior Director of Business Development for TransForm Pharmaceuticals, Inc. Mr. Cipriani began his pharmaceutical industry career at Eli Lilly & Company as a member of their Corporate Business Development team where he completed multiple in-licensing and out-licensing transactions for commercial, clinical and preclinical state assets. Mr. Cipriani holds a B.S.E.E., High Honors from Rochester Institute of Technology and an MBA from the Kellogg Graduate School of Management at Northwestern University. We believe that Mr. Cipriani is qualified to serve as our Director due to his vast experience in business and transactional development and execution in the life sciences industry.

Board of Directors

Our Board of Directors has the responsibility for establishing broad corporate policies and for overseeing our overall performance. Members of our Board of Directors are kept informed of our business activities through discussions with the Chief Executive Officer and other officers, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings. Dr. Fisher serves as Chairman of our Board and Dr. Rodell as our Interim Chief Executive Officer, and we have not designated a lead independent director. We believe that having the offices of Chairman of our Board and Chief Executive Officer held by two different people is appropriate for a company of our size and stage of development in order to maximize efficiencies of our limited available personnel resources. Nevada law provides that each director holds office after the expiration of his or her term until a successor is elected and qualified, or until the director resigns or is removed, resulting in a term that extends to our next annual meeting of stockholders. Our Board of Directors presently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, on each of which Drs. Fisher and Shah, Mr. Broenniman and Ms. Johnson serve as independent directors. Mr. Cipriani also serves on the Compensation Committee of the Board of Directors. Mr. Broenniman is Chairman of the Audit Committee, Dr. Shah is Chairman of the Compensation Committee and Mr. Broenniman is Chairman of the Nominating and Corporate Governance Committee.

Our Board of Directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our Board of Directors has implemented separate committees for the areas of audit, compensation and nomination of directors, annual review of the independence of our Audit and Compensation Committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other best practices.

Our Board of Directors has determined that five of our six current directors meet the independence requirements of the Nasdaq Capital Market, on which our common stock is listed. In the judgment of our Board of Directors, Dr. Rodell does not meet such independence standards. In reaching its conclusions, our Board of Directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between our Company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions and Director Independence” below. Our Board of Directors determined that any relationships that exist or existed in the past between our Company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

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Code of Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers, and employees. The Code of Business Conduct and Ethics contains a number of provisions that apply principally to our Chief Executive Officer, Chief Financial Officer and other key personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Relations – Corporate Governance” section of our website at www.aethlonmedical.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.

Board of Directors Meetings and Attendance

During the fiscal year ended March 31, 2019, our Board of Directors held five meetings and took action three times by written consent. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors held during the period he or she served as a Director, and (2) the total number of meetings held by committees of our Board of Directors on which he or she served, other than Ms. Johnson, who attended 70% of the aggregate number of meetings of our Board of Directors and meetings held by committees of our Board of Directors on which she served. With the exception of Dr. Rodell, who is required to attend our Annual Meeting, we do not currently have a policy with regard to attendance at annual meetings of stockholders by the remaining members of our Board of Directors. All members of our Board of Directors attended our previous Annual Meeting of Stockholders.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2019 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Timothy C. Rodell, M.D., FCCP
Charles J. Fisher, Jr.	X	X	X
Sabrina Martucci Johnson	X	X	X
Chetan S. Shah, M.D.	X	X*	X
Edward G. Broenniman	X*	X	X*
Guy F. Cipriani(1)		X
Total meetings in fiscal 2019	4	1	–(2)

______________________

*	Committee Chairperson
(1)	Appointed to the Board of Directors on June 19, 2018 and to the Compensation Committee on February 19, 2019.
(2)	One action by unanimous written consent.

Below is a description of each committee of the Board of Directors.

Audit Committee and Audit Committee Financial Expert

Our Board of Directors formed an Audit Committee in May of 1999. Our Board of Directors has determined that Mr. Broenniman, due to his professional experience, meets the definition of an “audit committee financial expert” as defined in Item 407(d)(5)(ii) under Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of our Audit Committee members meets the Nasdaq Stock Market’s independence standards for members of such audit committees.

Each of the members of the Audit Committee has a basic understanding of finance and accounting, and is able to read and understand fundamental financial statements. Our Board of Directors has determined that each of the members of the Audit Committee meets the independence requirements applicable to Nasdaq Capital Market companies. The Audit Committee has the authority to appoint, review and discharge our independent registered public accounting firm. The Audit Committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and our system of internal controls, reports the results of their review to the full Board of Directors and to management, and recommends to the full Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K.

The Audit Committee has adopted a charter, which can be found on our website under “Investor Relations – Corporate Governance.” The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.

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AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Management is responsible for our financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements that have been included in our most recent Annual Report on Form 10-K.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from our Company and our management, including the matters in the written disclosures and letter provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Based on the foregoing, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, the inclusion of the audited financial statements in our most recent Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee has also recommended the selection of the Company’s independent auditors for the fiscal year ending March 31, 2020.

Members of the Audit Committee

Edward G. Broenniman (Chair)

Chetan S. Shah, M.D.

Charles J. Fisher, Jr., M.D.

Sabrina Martucci Johnson

The foregoing Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing of our Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this Audit Committee report by reference therein.

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Compensation Committee

The Compensation Committee makes recommendations concerning compensation of the executive management team and non-employee directors and administers our stock-based incentive compensation plans. The Chairman establishes meeting agendas after consultation with other committee members. Our Chief Executive Officer and other members of management regularly discuss our compensation issues with Compensation Committee members. Subject to Compensation Committee review, modification and approval, our Chief Executive Officer typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The Compensation Committee establishes all bonus and equity incentive awards for all executive members of the management team. Our Board of Directors has determined that all members of the Compensation Committee meet the independence requirements applicable to Nasdaq Capital Market companies.

Our Compensation Committee considered compensation information previously provided in fiscal year 2015 and in 2017 by Barney & Barney, a Marsh & McLennan Agency LLC Company, a compensation consultant, that the Compensation Committee considered in determining cash compensation and equity awards. Barney & Barney engaged by our Compensation Committee to develop a peer group for market assessment and conduct a competitive compensation assessment for our executive management team, our Board of Directors and our broad-based employee population. Among other things, Barney & Barney provided competitive compensation data for purposes of benchmarking our equity grant values and targets, our bonus targets and structure, our total direct compensation, our target incentive opportunities and our base salaries and target total cash compensation for executive officers and directors.

The Compensation Committee has adopted a charter, which can be found on our website at “Investor Relations – Corporate Governance.” The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include:

•	overseeing our corporate governance functions on behalf of our Board of Directors;

•	making recommendations to our Board of Directors regarding corporate governance issues;

•	identifying and evaluating candidates to serve as directors of our Company consistent with criteria approved by our Board of Directors;

•	selecting director candidates or recommending such candidates to our Board of Directors for selection; and

•	reviewing and evaluating the performance of our Board of Directors.

Director Nominations

Criteria for Board of Directors Membership

The Nominating and Corporate Governance Committee is responsible for reviewing nominees for director and recommending to our Board of Directors those persons who the committee believes would beneficially impact our Company as directors. The Nominating and Corporate Governance Committee considers many factors when evaluating candidates for director, including depth and breadth of experience, business acumen, character, independent thinking, understanding of our business and the industry in which we operate, and willingness to commit adequate time and attention to being a director. The Nominating and Corporate Governance Committee also considers the needs of our Company and our Board of Directors, in particular, in assessing candidates. The Nominating and Corporate Governance Committee seeks to ensure that a majority of our directors satisfy the criteria for being deemed independent under Nasdaq rules applicable to us, that members of our Audit Committee meet the financial literacy and sophistication requirements under applicable Nasdaq rules, and that at least one of those members qualifies as an “audit committee financial expert” under Securities and Exchange Commission rules.

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The objective of the Nominating and Corporate Governance Committee is to maintain a board comprised of individuals of the highest personal character, integrity, and ethical standards, reflecting a broad range of professional backgrounds, skills and experience relevant to our business. The biography shown above for each director nominee includes many of the factors that the Nominating and Corporate Governance Committee considered important in determining that the nominee should serve as a director of our Company. The Nominating and Corporate Governance Committee considers diversity as one of many factors in identifying board nominees. Such diversity includes personal characteristics such as race and gender, as well as diversity in background and skills that relate to our Board of Director’s performance of its responsibilities. The Nominating and Corporate Governance Committee does not assign criteria specific weight when reviewing candidates and may not apply the same criteria to all prospective nominees.

Identification and Evaluation of Nominees

The Nominating and Corporate Governance Committee believes we are well-served by our current directors. Unless special circumstances arise or the Nominating and Corporate Governance Committee makes a material change in the criteria for board membership, the Nominating and Corporate Governance Committee typically will nominate incumbent directors who continue to be qualified, and willing, to act as directors. If an incumbent director does not stand for re-election, or to fill a vacancy on our Board of Directors between annual stockholder meetings, the Nominating and Corporate Governance Committee will search for potential board candidates who meet the criteria for selection as a nominee and have specific desirable qualities or skills. Also, from time to time our Board of Directors may determine to increase its size and add directors with special skills and/or experience relevant and useful to us at our particular stage of development. Director candidates will be selected based on recommendations and feedback from members of our Board of Directors, our senior management, and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references. At least one member of the Nominating and Corporate Governance Committee will interview candidates, and all members of our Board of Directors will meet with candidates deserving serious consideration. Then the Nominating and Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a director and will determine whether to recommend to our Board of Directors that a particular candidate be appointed to fill a current vacancy on our Board of Directors or be presented for the approval of the stockholders, as appropriate.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees for director using the same criteria discussed above and will determine, based on those criteria, whether or not to recommend those nominees to our Board of Directors. Any such nominations should be submitted to the Nominating and Corporate Governance Committee, Aethlon Medical, Inc., 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123 and should include the following information:

•	all information relating to such nominee that is required to be disclosed pursuant to the Exchange Act, and such person’s written consent to a background check, to being named in the proxy statement as a nominee, and to serving as a director, if elected;

•	the names and addresses of the stockholder(s) making the nomination and the number of shares of our common stock that are owned beneficially and of record by such stockholder(s); and

•	appropriate biographical information and a statement as to the qualification of the nominee, including the nominee’s specific experience, qualifications, attributes, or skills, addressing the relevance and benefit to our Company of such experience, qualifications, attributes, and/or skills at our particular stage of development.

Nominations should be submitted in the timeframe described under the caption “Stockholder Proposals for 2020 Annual Meeting” below.

The Nominating and Corporate Governance Committee has adopted a charter, which can be found on our website at “Investor Relations – Corporate Governance.” The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.

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Communication with our Board of Directors

Any stockholders wishing to communicate with our Board of Directors about any matter involving the business or operations of our Company should send the communication in writing to the Secretary, Aethlon Medical, Inc., 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123. Our Secretary will promptly deliver such communications directly to each member of our Board of Directors.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

There are no arrangements or understandings between any two or more of our directors or executive officers or between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current Board of Directors. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs.

EXECUTIVE AND DIRECTOR COMPENSATION

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below for the fiscal years ended March 31, 2019 and March 31, 2018. The following table summarizes all compensation for fiscal years 2019 and 2018 received by our interim and former Chief Executive Officer, our Chief Financial Officer (who was our only other executive officer at the end of our fiscal year on March 31, 2019) and our former President.

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SUMMARY COMPENSATION TABLE FOR 2019 AND 2018 FISCAL YEARS

NAMED EXECUTIVE OFFICER AND PRINCIPAL POSITION	FISCAL YEAR ENDED MARCH 31,	SALARY ($)	STOCK AWARDS ($)(5)	OPTION AWARDS ($)	TOTAL ($)
Timothy S. Rodell, M.D.(1) INTERIM CHIEF EXECUTIVE OFFICER	2019	$121,250	$–	$607,888	$729,138

James A. Joyce(2)	2019	$272,708	$–	$–	$272,708
FORMER CHIEF EXECUTIVE OFFICER	2018	$385,000	$–	$–	$385,000

James B. Frakes(3)	2019	$255,833	$30,000	$–	$285,833
CHIEF FINANCIAL OFFICER, SECRETARY AND SVP-FINANCE	2018	$235,000	$–	$–	$235,000

Rodney S. Kenley(4)	2019	$183,333	$–	$–	$183,333
FORMER PRESIDENT	2018	$275,000	$–	$–	$275,000

______________________

(1)	Dr. Rodell was appointed interim Chief Executive Officer on December 10, 2018. The aggregate number of stock option awards issued to Dr. Rodell and outstanding as of March 31, 2019 was 552,625.
(2)	The aggregate number of stock awards and stock option awards issued to Mr. Joyce and outstanding as of March 31, 2019 was 158,500 and 120,000, respectively. Effective December 10, 2018, Mr. Joyce resigned from his position as Chief Executive Officer. Effective August 20, 2019, the 120,000 stock options were cancelled in exchange for a cash payment of $100 to Mr. Joyce.
(3)	The aggregate number of stock awards and stock option awards issued to Mr. Frakes and outstanding as of March 31, 2019 was 13,000 and 25,000, respectively.
(4)	The aggregate number of stock option awards issued to Mr. Kenley and outstanding as of March 31, 2019 was 35,000. Effective December 7, 2018, Mr. Kenley was terminated from his position as President and effective December 12, 2018, Mr. Kenley resigned from our Board of Directors, at which time all of Mr. Kenley’s unvested RSUs terminated.
(5)	See Note 5 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 regarding the assumptions made in valuing the RSU awards in the above table.

Employment Contracts

We entered into an employment agreement with Mr. Joyce on April 1, 1999. The agreement, which was cancelable by either party upon sixty days’ notice, was in effect until Mr. Joyce retired or ceased to be employed by us. Under the terms of the agreement, if Mr. Joyce was terminated without cause, he was to receive twelve payments equal to twelve months’ base salary. Mr. Joyce’s employment agreement also provided for medical insurance and disability benefits, if his employment was terminated by us without cause or due to a change in our control before the expiration of the agreement, and allowed for bonus compensation and stock option grants as determined by our Board of Directors. The agreement also contained restrictive covenants preventing competition with us and the use of confidential business information, except in connection with the performance of his duties for us, for a period of two years following the termination of his employment with us.

Effective December 10, 2018, Mr. Joyce resigned from his position on our Board of Directors and as Chief Executive Officer. In connection with Mr. Joyce’s resignation, on December 12, 2018, we entered into a Separation and Consulting Agreement with Mr. Joyce. The Separation and Consulting Agreement provides that, pursuant to the terms of Mr. Joyce’s employment agreement, we will provide him with the termination benefits specified in that agreement, which include, (i) commencing on the 30th day following his December 10, 2018 separation date, continued payment of his current base salary for twelve (12) months, and (ii) payment of COBRA premiums for up to twelve (12) months. The agreement also provides for a full general release of claims and continued compliance by Mr. Joyce with his post-employment obligations under the employment agreement. The agreement additionally provides that Mr. Joyce will provide consulting services to us for up to 10 hours per month for up to 12 months, for which we will pay Mr. Joyce $5,000 per month. The consulting relationship will continue until the earlier of: (i) the date that is twelve (12) months from the separation date; (ii) in the event of a breach by Mr. Joyce of his post-employment obligations (as set forth in the employment agreement), the date of any such breach; or (iii) a date mutually agreed between us and Mr. Joyce.

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We did not pay any bonus compensation to Mr. Joyce during the fiscal years ended March 31, 2019 and 2018. Mr. Joyce received bonus compensation totaling $45,000 and $60,000 from Exosome Sciences, Inc., a majority-owned subsidiary of ours, for services rendered during the fiscal years ended March 31, 2019 and 2018, respectively. That bonus was based upon targets established by our compensation committee.

On December 12, 2018, we entered into an employment agreement with Mr. Frakes providing for continuation of his annual base salary of $260,000. In addition, the agreement provides that Mr. Frakes is eligible for an annual cash performance bonus for each year. Whether Mr. Frakes receives an annual bonus for any given year, and the amount of any such annual bonus, will be determined in the discretion of our Board of Directors (or the Compensation Committee thereof). The agreement also provides that if Mr. Frakes’ employment is terminated without cause, or if he resigns for good reason (each as defined in the agreement), then Mr. Frakes will be entitled under his agreement to continue to receive his annual base salary and payment of premiums for continuation of healthcare benefits for a period of 12 months following such termination. We did not pay any bonuses to Mr. Frakes during the fiscal years ended March 31, 2019 and 2018.

Mr. Kenley was appointed our President on October 27, 2010. Pursuant to a written offer of employment executed by us and Mr. Kenley, he received an annual salary initially set at $240,000 and medical insurance benefits. We did not pay any bonuses to Mr. Kenley during the fiscal years ended March 31, 2018 and 2017. Effective December 7, 2018, Mr. Kenley was terminated from his position as President and on December 12, 2018, Mr. Kenley resigned from our Board of Directors, at which time all of Mr. Kenley’s unvested RSUs terminated.

We entered into an employment agreement in connection with Dr. Rodell’s appointment as Interim Chief Executive Officer on December 10, 2018. Among other things, the employment agreement provides for (i) an annual base salary of $390,000, (ii) at the sole discretion of the Compensation Committee or our Board of Directors, an annual target cash performance bonus and (iii) an option to purchase 552,625 shares of our common stock, at an exercise price equal to the fair market value on the date of grant, which will vest over a four-year period, with 25% vesting on the one-year anniversary of the commencement of employment and the remainder vesting monthly thereafter in equal increments for 36 months, subject to acceleration of vesting in the event of a change in control (as defined in the employment agreement). In addition, in the event of a strategic transaction, as defined in the employment agreement, completed within two years of Dr. Rodell’s commencement of employment, he will receive a cash bonus equal to 50% of his then annual base salary and an additional equity grant such that Dr. Rodell’s equity interest in the Company is then equal to three percent. The option will be subject to standard four-year vesting, subject to full vesting if Dr. Rodell is terminated in connection with the strategic transaction.

Restricted Stock Unit Grants to Directors and Executive Officers

On August 9, 2016, our Board of Directors established a restricted stock unit program as a tool to provide stock-based compensation to our officers and directors. The RSUs represent the right to be issued on a future date shares of our common stock for vested RSUs.

During the fiscal year ended March 31, 2019, 205,875 vested RSUs held by our executives were exchanged into the same number of shares of our common stock. As our executives elected to net settle a portion of their RSUs in exchange for the Company paying the related withholding taxes on the share issuance, 108,846 of the RSUs were cancelled and we issued a net 92,125 shares to our executives.

During the fiscal year ended March 31, 2019, 145,481 RSUs held by our outside directors were exchanged into the same number of shares of our common stock. As four of our five independent directors elected to return 40% of their RSUs in exchange for cash in order to pay their withholding taxes on the share issuances, 47,471 of the RSUs were cancelled and we paid $54,278 in cash to those independent directors.

RSUs outstanding that have vested and are expected to vest as of March 31, 2019 are as follows:

Number of RSUs
Vested	42,875
Expected to vest	125,375
Total	168,250

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Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth certain information concerning stock awards granted to our named executive officers that remained outstanding as of March 31, 2019.

OPTIONS AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested
Name	(#)	(#)	($)	Date	(#)		($)(1)
James A.	50,000(2)	‒	$12.50	09/27/20	158,500(9)		$150,575
Joyce	40,000(3)	‒	$5.00	07/01/23
	30,000(4)	‒	$9.50	06/06/24

James B.	10,000(5)	‒	$12.50	09/27/20	13,000(10)		$12,350
Frakes	10,000(6)	‒	$5.00	07/01/23
	5,000(5)	‒	$9.50	06/06/24

Rodney S.	20,000(7)	‒	$12.50	10/27/20	–(11)		$–
Kenley	10,000(6)	‒	$5.00	07/01/23
	5,000(5)	‒	$9.50	06/06/24

Timothy S. Rodell, M.D.	‒	552,625(8)	$1.25	12/10/28	‒	$	‒

______________________

(1)	The market value of the RSU awards is based on a closing price of $0.95, which was the closing price on March 29, 2019, the last trading day of fiscal the fiscal year ended March 31, 2019.
(2)	This option was fully vested as of September 27, 2013, and was terminated on August 20, 2019.
(3)	This option was fully vested as of July 1, 2017, and was terminated on August 20, 2019.
(4)	This option was fully vested as of June 6, 2016, and was terminated on August 20, 2019.
(5)	This option was fully vested as of June 6, 2016.
(6)	This option was fully vested as of July 1, 2017.
(7)	This option was fully vested as of October 27, 2014.
(8)	An option to purchase 552,625 shares of common stock at a price of $1.25 per share was issued on December 10, 2018, vesting over a four-year period, with 25% vesting on the one-year anniversary of the commencement of employment and the remainder vesting monthly thereafter in equal increments for 36 months
(9)	An aggregate of 634,000 RSUs were granted on August 9, 2016 to Mr. Joyce, 158,500 of such RSUs vested on the date of grant, with 39,625 of such RSUs vesting each quarter beginning January 1, 2017. Effective December 10, 2018, Mr. Joyce resigned from his position as Chief Executive Officer.
(10)	An aggregate of 52,000 RSUs were granted on August 9, 2016 to Mr. Frakes, 13,000 of such RSUs vested on the date of grant, with 3,250 of such RSUs vesting each quarter beginning January 1, 2017.
(11)	An aggregate of 52,000 RSUs were granted on August 9, 2016 to Mr. Kenley, 13,000 of such RSUs vested on the date of grant, with 3,250 of such RSUs vesting each quarter beginning January 1, 2017. Effective December 7, 2018, Mr. Kenley was terminated from his position as President and effective December 12, 2018, Mr. Kenley resigned from our Board of Directors, at which time all of Mr. Kenley’s unvested RSUs terminated.

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Director Compensation for 2019 Fiscal Year

The following director compensation disclosure reflects all compensation awarded to, earned by or paid to the directors below for the fiscal year ended March 31, 2019.

Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Total ($)
James A. Joyce(1)		$–	$	‒	$	‒
Rodney S. Kenley(2)	$	‒	$	‒	$	‒
Timothy S. Rodell, M.D.(3)	$	‒	$	‒	$	‒
Charles J. Fisher, Jr., M.D.(4)		$124,000		$35,000		$159,000
Edward G. Broenniman(5)		$44,000		$35,000		$79,000
Chetan S. Shah, M.D.(6)		$43,000		$35,000		$78,000
Sabrina M. Johnson(7)		$34,000		$35,000		$69,000
Guy Cipriani(8)		$22,500		$50,000		$72,500

_______________

(1)	All compensation received by Mr. Joyce in fiscal year 2019 is disclosed in the Summary Compensation Table above. Mr. Joyce received no compensation as a director in fiscal year 2019. Mr. Joyce resigned from the Board in December 2018.
(2)	All compensation received by Mr. Kenley in fiscal year 2018 is disclosed in the Summary Compensation Table above. Mr. Kenley received no compensation as a director in fiscal year 2018. Mr. Kenley resigned from the Board in December 2018.
(3)	All compensation received by Dr. Rodell in fiscal year 2019 is disclosed in the Summary Compensation Table above. Dr. Rodell received no compensation as a director in fiscal year 2019.
(4)	In the fiscal year ended March 31, 2019, Dr. Fisher earned $90,000 in cash compensation for his services to us as non-executive Chairman and $34,000 in Board fees related to his role as a director and a member of our Audit Committee for an aggregate cash amount of $124,000. Dr. Fisher also received RSUs valued at $35,000 for his ongoing service as a Board member per the 2012 Directors Compensation Program.
(5)	In the fiscal year ended March 31, 2019, Mr. Broenniman earned $44,000 related to his role as a director, a member of our Compensation Committee, and as the chair of our Audit Committee and of our Nominating and Corporate Governance Committee. Mr. Broenniman also received RSUs valued at $35,000 for his ongoing service as a Board member per the 2012 Directors Compensation Program. Mr. Broenniman had 33,431 stock option awards issued and outstanding as of March 31, 2019. Mr. Broenniman received stock option grants of 12,000 shares on September 27, 2010, 3,684 shares on June 6, 2014, 8,537 shares on March 14, 2014, and 9,211 shares on July 24, 2012 for his service as an outside director. All of those stock option grants are fully vested.
(6)	In the fiscal year ended March 31, 2019, Dr. Shah earned $43,000 related to his role as a director, a member of our Audit Committee, and as the chair of our Compensation Committee. Dr. Shah also received RSUs valued at $35,000 for his ongoing service as a Board member per the 2012 Directors Compensation Program. Dr. Shah had 11,205 stock option awards issued and outstanding as of March 31, 2019. Dr. Shah received stock option grants of 3,684 on June 6, 2014 and 7,520 shares on July 24, 2012 for his service as an outside director. The June 2014 option vested 3,684 shares on March 31, 2015, and the 2014 option vested all 7,520 shares at grant.
(7)	In the fiscal year ended March 31, 2019, Ms. Johnson earned $34,000 for her roles as a director and a member of our audit committee. Ms. Johnson also received RSUs valued at $35,000 for her ongoing service as a Board member per the 2012 Directors Compensation Program.
(8)	In the fiscal year ended March 31, 2019, Mr. Cipriani earned $25,500 related to his role as a director, and as a member of our Nominating and Corporate Governance Committee. Mr. Cipriani also received RSUs valued at $50,000 for joining our Board per the 2012 Directors Compensation Program.

Directors Compensation Program

We maintain a board compensation program, in which only non-employee directors may participate. Please see the “Equity Compensation Plans – 2012 Directors Compensation Program” section of this Report for more information on the program.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following describes all transactions since April 1, 2017, and all proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest. In making such decisions our Audit Committee considers and approves or disapproves any related party transaction as defined under SEC Regulation Item 404, to the extent required by SEC regulations.

Strategic Cross-License Agreement

On June 30, 2019, we entered into a strategic joint cross-licensing agreement with SeaStar Medical, Inc. to jointly develop our and SeaStar’s respective medical devices to address the care and management of critically ill patients. Dr. Charles J. Fisher, Jr., our Chairman of the Board, was the Executive Chairman and Chief Executive Officer of SeaStar at the time the agreement was executed.

Other Transactions

Mr. Joyce received bonus compensation totaling $45,000 and $60,000 from Exosome Sciences, Inc., a majority-owned subsidiary of ours, for services rendered during the fiscal years ended March 31, 2019 and 2018, respectively. Each bonus was based upon targets established by our compensation committee.

Employment Arrangements

We currently have written employment agreements with our executive officers. For information about our employment agreements with our named executive officers, refer to “Executive and Director Compensation — Employment Contracts.”

Stock Options Granted to Executive Officers and Directors

We have granted stock options and RSUs to our executive officers and directors.  For information about our grants of stock option awards and RSUs to our named executive officers and our directors, refer to “Executive and Director Compensation — Director Compensation for 2019 Fiscal Year” and “Executive and Director Compensation — Director Compensation Program.”

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SUMMARY EQUITY COMPENSATION PLAN DATA
EQUITY COMPENSATION PLANS

Equity Compensation Plans

Summary equity compensation plan data

The following table sets forth information, as of March 31, 2019, about our equity compensation plans in effect as of that date:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	(b) Weighted- average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (3)(4)(5)	655,952	$1.27	1,727,300
Equity compensation plans not approved by security holders(1)	214,470	$11.70	9,800
Totals	870,422	$3.79	1,737,100

______________________

(1)	The description of the material terms of non-plan issuances of equity instruments is discussed in Note 5 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.
(2)	Net of equity instruments forfeited, exercised or expired.
(3)	Includes RSU grants to our officers and directors during the fiscal year ended March 31, 2019.
(4)	On March 31, 2019 we had 1,727,300 shares available under our 2010 Stock Incentive Plan.
(5)	On March 28, 2016 the stockholders approved an increase of 3,000,000 shares of common stock authorized for issuance under the 2010 Stock Incentive Plan.

2010 Stock Incentive Plan

In August 2010, we adopted the 2010 Stock Incentive Plan, to provide incentives to attract, retain and motivate employees, directors and consultants, whose present and potential contributions are important to our success, by offering them an opportunity to participate in our future performance through awards of options, the right to purchase common stock, stock bonuses and stock appreciation rights and other awards. We initially authorized a total of 70,000 common shares for issuance under the 2010 Stock Incentive Plan.

On January 26, 2016, our Board of Directors approved an amendment to the 2010 Stock Incentive Plan to increase the total number of shares of common stock authorized for issuance under the plan to 3,170,000 shares, subject to amendment of our articles of incorporation to increase our authorized common stock. On March 29, 2016, at which our stockholders approved the Amended 2010 Stock Incentive Plan and an amendment of our articles of incorporation to increase our authorized common stock to 30,000,000 shares. On March 31, 2016, we filed a Certificate of Amendment to our articles of incorporation to effect the increase in our authorized common stock. As a result of such amendment, the Amended 2010 Stock Incentive Plan became effective on March 31, 2016. At March 31, 2019, we had 1,727,300 shares available for issuance under this plan.

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2012 Directors Compensation Program

In July 2012, our Board of Directors approved a board compensation program that modified and superseded the Company’s 2005 Directors Compensation Program (the “Non-Employee Director Plan”), which was previously in effect for our non-employee Directors. Under the Non-Employee Director Plan, an eligible director will receive initial and annual equity grants and cash compensation.

In June 2014 and August 2016, our Board of Directors approved further amendments to the Non-Employee Director Plan. Under this modified program, a new eligible director will receive an initial grant of $50,000 worth of RSUs or, at the discretion of our Board of Directors, options to acquire shares of common stock. RSUs granted under this provision will be valued based on the average of the closing prices of the common stock for the five trading days preceding and including the date of grant and will vest at a rate determined by our Board of Directors in its discretion, typically over one year, partially on the date of grant and in equal quarterly installments thereafter. Options granted under this plan will have an exercise price equal to the fair market value on the date of grant. Such options will have a term of ten years and will vest at a rate determined by our Board of Directors in its discretion.

In addition, under the Non-Employee Director Plan, at the beginning of each fiscal year, each existing director eligible to participate will receive a grant of $35,000 worth of RSUs or, at the discretion of our Board of Directors, options to acquire shares of common stock. RSUs granted under this provision will be valued based on the average of the closing prices of the common stock for the five trading days preceding and including the first day of the fiscal year (or preceding and including the date of grant, if such grant is not made on the first day of the fiscal year) and will vest at a rate determined by our Board of Directors in its discretion, typically in equal quarterly installments over one year. Options granted under this plan will have an exercise price equal to the Fair Market value on the date of grant. Such options will have a term of ten years and will vest at a rate determined by our Board of Directors in its discretion.

In lieu of per meeting fees, eligible directors receive an annual board retainer fee of $30,000. The Non-Employee Director Plan also provides for the following annual retainer fees: Audit Committee Chair - $5,000, Compensation Committee chair - $5,000, Nominating Committee chair - $5,000, Audit Committee member - $4,000, Compensation Committee member - $4,000, Nominating Committee member - $4,000 and lead independent director - $15,000.

The RSU grants and the changes to the Non-Employee Director Plan were approved and recommended by our Compensation Committee prior to approval by our Board of Directors.

Dr. Fisher additionally is compensated $90,000 per year for his services as Chairman of our Board of Directors. The Board has awarded compensation to non-employee directors in the past outside of the Non-Employee Director Plan.

Stand-alone grants

From time to time our Board of Directors grants common stock or common share purchase options or warrants to selected directors, officers, employees and consultants as equity compensation to such persons on a stand-alone basis outside of any of our formal stock plans. The terms of these grants are individually negotiated. There were no stock option grants on a stand-alone basis to either employees or directors during the fiscal years ended March 31, 2019 and March 31, 2018.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% beneficial owners are required by Securities and Exchange Commission regulation to furnish our Company with copies of all Section 16(a) forms they file. Based solely on our review of copies of the Section 16(a) reports filed for the fiscal year ended March 31, 2019, we believe that all filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with, except as follows: Five reports on Form 4 were filed late by Mr. Frakes. The first late filing covered one transaction which was required to report the receipt of an RSU. The second late filing covered the sale of shares to the Company for tax payments payable by Mr. Frakes upon vesting of his RSU’s. The third late filing covered three late filings covering the sale of shares to the Company for tax payments payable by Mr. Frakes upon vesting of his RSU’s. One report on Form 4 was filed late by Mr. Broenniman, covering one transaction which was required to report the receipt of an RSU. Four reports on Form 4 were filed late by Ms. Martucci Johnson. The first late filing covered one transaction which was required to report the receipt of an RSU. The second late filing covered three late filings covering the sale of shares to the Company for tax payments payable by Ms. Martucci Johnson upon vesting of her RSU’s. Four reports on Form 4 were filed late by Dr. Fisher. The first late filing covered one transaction which was required to report the receipt of an RSU. The second late filing covered three late filings covering the sale of shares to the Company for tax payments payable by Dr. Fisher upon vesting of his RSU’s. Four reports on Form 4 were filed late by Dr. Shah. The first late filing covered one transaction which was required to report the receipt of an RSU. The second late filing covered three late filings covering the sale of shares to the Company for tax payments payable by Dr. Shah upon the vesting of his RSU’s.

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PROPOSALS TO BE VOTED UPON AT THE ANNUAL MEETING

PROPOSAL #1 – ELECTION OF DIRECTORS

A board of six directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

The six nominees selected by our Board of Directors are listed below. Each of the nominees must receive the vote of a majority of a quorum present at the Annual Meeting to be elected. Abstentions and broker non-votes on this proposal will have the same effect as “Against” votes.

The proxy holders intend to vote proxies equally for the nominees, unless otherwise instructed on the proxy card. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card.

If at the time of the Annual Meeting one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by our Board of Directors. All of the nominees are currently directors of our Company. All of the nominees have consented to serve if elected. Our Board of Directors has no reason to anticipate that any of the nominees will not be able to serve, if elected. We believe the current number of directors is appropriate given our stage of development. The proxies cannot be voted for more than six persons, the number of nominees presented for election.

Directors elected at the Annual Meeting will hold office for a term of one year and until their successors have been elected and qualified, or until any earlier resignation or removal. Listed below are the nominees for our Board of Directors. Please see “Information About Our Board of Directors and Executive Officers” for additional information concerning the individuals named below, which is based on information furnished to us by each individual noted.

Nominee	Age	Position
Edward G. Broenniman	83	Director
Guy F. Cipriani	49	Director
Charles J. Fisher, Jr., M.D.	73	Chairman and Director
Sabrina Martucci Johnson	53	Director
Timothy C. Rodell, M.D., FCCP	68	Interim Chief Executive Officer and Director
Chetan S. Shah, M.D.	50	Director

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE FOREGOING SLATE OF NOMINEES FOR OUR BOARD OF DIRECTORS.

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PROPOSAL #2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Squar Milner LLP (“Squar Milner”) as our Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Squar Milner has audited the Company’s financial statements since 2001. Representatives of Squar Milner are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Squar Milner as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Squar Milner to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the interests of the Company and its stockholders.

The following table presents fees for professional services billed by Squar Milner during the fiscal years ended March 31, 2019 and 2018:

	Fiscal Year 2019		Fiscal Year 2018
Audit Fees(1)		$113,503		$111,780
Audit Related Fees(2)		$16,740		$61,407
Tax Fees(3)		$8,146		$7,818
All Other Fees(4)	$	‒	$	‒
		$138,389		$181,005

______________________

(1) Audit Fees include fees and expenses for professional services rendered in connection with the audit of our financial statements for fiscal 2019 and 2018 and for reviews of the financial statements included in each of our quarterly reports on Form 10-Q during fiscal 2019 and 2018.

(2) Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Included in Audit Related Fees for fiscal 2019 and 2018 are fees and expenses related to reviews of registration statements and SEC filings other than Forms 10-K and 10-Q.

(3) Tax Fees include the aggregate fees billed during fiscal year 2019 and 2018 for professional services for preparation of income tax returns.

(4) All Other Fees consist of fees paid for products and services other than the services reported above.  No such fees were billed by Squar Milner for fiscal 2019 or 2018.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Auditor

Our audit committee of the Board of Directors is responsible for pre-approving all audit, audit-related, tax and other permitted non-audit services to be performed for us by our independent auditor. The audit committee approved all of the services for which Squar Milner billed us as set forth in the above table.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF SQUAR MILNER LLP AS DESCRIBED ABOVE.

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PROPOSAL #3 – approval of a reverse stock split of our common stock at a ratio in the range of 1-for-10 to 1-for-15, with such ratio to be determined in the discretion of our Board of Directors and with such reverse stock split to be effected at such time and date as determined by our Board of Directors in its sole discretion (BUT IN NO EVENT LATER THAN October 15, 2019)

Background

Our Board of Directors has unanimously approved a reverse stock split of all issued and outstanding shares of our common stock, at a ratio ranging from 1-for-10 to 1-for-15, inclusive (the “Reverse Stock Split”), pursuant to Nevada Revised Statutes (“NRS”) 78.2055.

Effecting the Reverse Stock Split would reduce the number of outstanding shares of our common stock. The determination to effect a Reverse Stock Split, including the ratio and effectiveness of any such Reverse Stock Split, will be determined by our Board of Directors promptly following the Annual Meeting. Our Board of Directors has recommended that the proposed Reverse Stock Split be presented to, and approved by, our stockholders.

Our stockholders are being asked to approve a Reverse Stock Split of our common stock at a ratio in the range of 1-for-10 to 1-for-15 pursuant to Proposal 3, and to grant authorization to our Board of Directors to determine, at its option, whether to implement a Reverse Stock Split, including its specific timing and ratio within the specified range.

Should we receive the required stockholder approval for Proposal 3, our Board of Directors will have the sole authority to determine, and without the need for any further action on the part of our stockholders, whether to effect the Reverse Stock Split and the number of whole shares of our common stock, between and including 10 and 15, that will be combined into one share of our common stock.

By approving Proposal 3, our stockholders will: (a) approve a Reverse Stock Split of our common stock pursuant to which any whole number of outstanding shares of common stock between and including 10 and 15 will be combined into one share of common stock; and (b) authorize our Board of Directors to determine, at its option, the specific timing and ratio of the Reverse Stock Split within the specified range.

In addition, under Nevada law, a corporation that desires to change the number of shares of a class of its authorized stock by increasing or decreasing the number of authorized shares of the class and correspondingly increasing or decreasing the number of issued and outstanding shares of the same class held by each stockholder of record at the effective date and time of the change, may, except in certain circumstances, do so by a resolution adopted by the Board of Directors, without obtaining the approval of the stockholders. In the event that our stockholders do not approve this Proposal 3, our Board of Directors may take action to effect a reverse split of our common stock without stockholder approval pursuant to NRS 78.207 if required to comply with the Nasdaq minimum bid price requirement described more fully below and if deemed to be in the interests of the Company.

Approval of Reverse Stock Split of our Common Stock (Proposal 3)

Our Board of Directors has approved and is recommending that our stockholders approve a Reverse Stock Split of our common stock at a ratio in the range of 1-for-10 to 1-for-15. We are proposing that our Board of Directors have the discretion to select the Reverse Stock Split ratio from within such range, rather than proposing that stockholders approve a specific ratio at this time, in order to give our Board of Directors the flexibility to implement a Reverse Stock Split at a ratio that reflects the Board of Directors’ then-current assessment of the factors described below under “Criteria to be Used for Determining Whether to Implement the Reverse Stock Split.” If the Board of Directors decides to implement a Reverse Stock Split, the Board of Directors will do so following the Annual Meeting by resolution, which will include the specific timing and ratio of the Reverse Stock Split. Except for adjustments that may result from the treatment of fractional shares as described below, each of our stockholders will hold the same percentage of our outstanding common stock immediately following the Reverse Stock Split as such stockholder holds immediately prior to the Reverse Stock Split.

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Reasons for Reverse Stock Split

To maintain our listing on The Nasdaq Capital Market. By potentially increasing our stock price, the Reverse Stock Split would reduce the risk that our common stock could be delisted from The Nasdaq Capital Market. To continue our listing on The Nasdaq Capital Market, we must comply with Nasdaq Marketplace Rules, which requirements include a minimum bid price of $1.00 per share. On May 2, 2019, we were notified by the Nasdaq Listing Qualifications Department that we do not comply with the $1.00 minimum bid price requirement, as our common stock had traded below the $1.00 minimum bid price for 30 consecutive business days. We were automatically provided with a 180 calendar day period, ending on October 29, 2019, within which to regain compliance. To regain compliance, our common stock must close at or above the $1.00 minimum bid price for at least 10 consecutive business days or more at the discretion of Nasdaq. If we do not regain compliance by October 29, 2019, it is possible that we would be eligible for an additional 180 calendar day compliance period. To qualify, we would need to meet, on October 29, 2019, the continued listing requirement for market value of publicly held shares and all other applicable standards for initial listing on The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If we do not regain compliance by October 29, 2019 and are not granted a second 180-day compliance period, Nasdaq will notify us that our common stock will be subject to delisting. In that event, we may appeal the decision to a Nasdaq Listing Qualifications Panel. In the event of an appeal, our common stock would remain listed on The Nasdaq Capital Market pending a written decision by the Panel following a hearing. In the event that the Nasdaq Listing Qualifications Panel determines not to continue our listing and we are delisted from The Nasdaq Capital Market, our common stock may be delisted and trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets.

The Board of Directors has considered the potential harm to us and our stockholders should Nasdaq delist our common stock from The Nasdaq Capital Market. Delisting could adversely affect the liquidity of our common stock, since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or for other reasons.

The Board of Directors believes that the proposed Reverse Stock Split is a potentially effective means for us to maintain compliance with the $1.00 minimum bid requirement and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from The Nasdaq Capital Market by producing the immediate effect of increasing the bid price of our common stock.

The Board of Directors believes that maintaining the current number of authorized shares of our common stock, irrespective of the Reverse Stock Split, is necessary to provide us with the flexibility to act in the future with respect to raising additional financing, potential strategic collaborations and other corporate purposes without the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of common stock may arise. Such a delay might deny us the flexibility that our Board of Directors views as important and in the interests of the Company and its stockholders.

To potentially improve the marketability and liquidity of our common stock. Our Board of Directors believes that the increased market price of our common stock expected as a result of implementing a Reverse Stock Split could improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock.

•	Stock Price Requirements: We understand that many brokerage houses, institutional investors and funds have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. Additionally, a Reverse Stock Split could help increase analyst and broker interest in our common stock, as their internal policies might discourage them from following or recommending companies with low stock prices.

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•	Stock Price Volatility: Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers.

•	Transaction Costs: Investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for low-priced stocks.

Criteria to be Used for Determining Whether to Implement Reverse Stock Split

In determining whether to implement the Reverse Stock Split and which Reverse Stock Split ratio to implement, our Board of Directors may consider, among other things, various factors, such as:

•	the historical trading price and trading volume of our common stock;

•	the then-prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock in the short- and long-term;

•	our ability to maintain our listing on The Nasdaq Capital Market;

•	which Reverse Stock Split ratio would result in the least administrative cost to us;

•	prevailing general market and economic conditions; and

•	if our stockholders approve this Proposal 3, the additional authorized but unissued shares of common stock that will result from the implementation of a Reverse Stock Split, which will be available to provide flexibility to use our common stock for business and/or financial purposes.

Certain Risks and Potential Disadvantages Associated with Reverse Stock Split

We cannot assure you that the proposed Reverse Stock Split will increase our stock price and have the desired effect of maintaining compliance with Nasdaq Marketplace Rules. We expect that the Reverse Stock Split will increase the market price of our common stock so that we may be able to regain and maintain compliance with the Nasdaq $1.00 minimum bid price requirement. However, the effect of the Reverse Stock Split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share price of our common stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Stock Split, and the market price per post-Reverse Stock Split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, and the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. In addition, although we believe the Reverse Stock Split may enhance the desirability of our common stock to certain potential investors, it is possible that, if implemented, our common stock may not become more attractive to institutional and other long term investors. Even if we implement the Reverse Stock Split, the market price of our common stock may decrease due to factors unrelated to the Reverse Stock Split. In any case, the market price of our common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Stock Split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Even if the market price per post-Reverse Stock Split share of our common stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including Nasdaq requirements related to the minimum stockholder equity requirement, the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of “round lot” holders.

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The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs. The liquidity of our common stock may be negatively impacted by a Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split. In addition, if a Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, a Reverse Stock Split may not achieve the desired results of increasing marketability and liquidity of our common stock described above.

If our stockholders approve this Proposal 3, the effective increase in the authorized number of shares of our common stock as a result of the Reverse Stock Split could have anti-takeover implications. If our stockholders approve this Proposal 3, the implementation of a Reverse Stock Split will result in an effective increase in the authorized number of shares of our common stock (as our authorized number of shares of common stock will remain at 30,000,000 shares), which could, under certain circumstances, have anti-takeover implications. The additional shares of common stock that would become available for issuance if this Proposal 3 is approved and a Reverse Stock Split is implemented could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board of Directors could adopt a “poison pill” which would, under certain circumstances related to an acquisition of our securities that is not approved by the Board of Directors, give certain holders the right to acquire additional shares of our common stock at a low price. The Board of Directors also could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this Proposal 3 has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at us), stockholders should be aware that approval of this Proposal 3 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Effects of Reverse Stock Split

After the effective time of a Reverse Stock Split (if approved by the stockholders and implemented by our Board of Directors), each stockholder will own a reduced number of shares of common stock as compared to immediately prior to the effective time of the Reverse Stock Split. However, any Reverse Stock Split that is implemented by our Board of Directors would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company, except for adjustments that may result from the treatment of fractional shares as described below. Voting rights and other rights and preferences of the holders of our common stock will not be affected by a Reverse Stock Split (other than for adjustments that may result from the treatment of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to a Reverse Stock Split would continue to hold 2% (assuming there is no impact as a result of the treatment of fractional shares as described below) of the voting power of the outstanding shares of our common stock immediately after such Reverse Stock Split. The number of stockholders of record will not be affected by a Reverse Stock Split.

The principal effects of a Reverse Stock Split that is implemented by our Board of Directors will be that:

•	depending on the Reverse Stock Split ratio selected by the Board of Directors, each 10 to 15 shares of our common stock owned by a stockholder will be combined into one post-split share of our common stock;

•	no fractional shares of common stock will be issued in connection with any Reverse Stock Split; instead, holders of common stock who would otherwise hold a fractional share of common stock after giving effect to the Reverse Stock Split will hold one whole post-split share as explained more fully below;

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•	the total number of authorized shares of our common stock will remain at 30,000,000 shares, resulting in an effective increase in the authorized number of shares of our common stock; provided that if this Proposal 3 does not receive stockholder approval and the Board of Directors effects a reverse split of our common stock without stockholder approval, as permitted under NRS 78.207, the total number of authorized shares of our common stock will be corresponding reduced by the Reverse Stock Split ratio selected by the Board of Directors;

•	based upon the Reverse Stock Split ratio selected by the Board of Directors, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding stock options, RSUs and warrants, which will result in a proportional decrease in the number of shares of our common stock reserved for issuance upon exercise or vesting of such stock options, RSUs and warrants, and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants; and

•	the number of shares then reserved for issuance under our equity compensation plans will be reduced proportionately based upon the Reverse Stock Split ratio selected by the Board of Directors.

The following table contains approximate information, based on share information as of June 30, 2019, relating to our outstanding common stock based on the proposed Reverse Stock Split ratios (without giving effect to the treatment of fractional shares):

Status	Number of Shares of Common Stock Authorized(1)	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Stock Split	30,000,000	19,100,484	7,537,845	3,361,671
Post-Reverse Stock Split 1:10	30,000,000	1,910,049	753,785	27,336,166
Post-Reverse Stock Split 1:11	30,000,000	1,736,408	685,259	27,578,333
Post-Reverse Stock Split 1:12	30,000,000	1,591,707	628,154	27,780,139
Post-Reverse Stock Split 1:13	30,000,000	1,469,268	579,835	27,950,897
Post-Reverse Stock Split 1:14	30,000,000	1,364,321	538,418	28,097,261
Post-Reverse Stock Split 1:15	30,000,000	1,273,366	502,523	28,224,111

____________

(1)	Note that if this Proposal 3 does not receive stockholder approval and the Board of Directors effects a reverse split of our common stock without stockholder approval, as permitted under NRS 78.207, the total number of authorized shares of our common stock will be corresponding reduced by the Reverse Stock Split ratio selected by the Board of Directors.

After the effective time of any Reverse Stock Split that our Board of Directors elects to implement, our common stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify our common stock.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The implementation of any proposed Reverse Stock Split will not affect the registration of our common stock under the Exchange Act. Our common stock would continue to be listed on The Nasdaq Capital Market under the symbol “AEMD” immediately following the Reverse Stock Split, although it is likely that Nasdaq would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the Reverse Stock Split to indicate that the Reverse Stock Split had occurred.

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Effective Time

The proposed Reverse Stock Split would become effective as of the date and time determined by our Board of Directors and specified in the resolutions approving the actual Reverse Stock Split, which time we refer to in this Proposal 3 as the Effective Time. Effective as of the Effective Time, shares of common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of us or our stockholders, into a lesser number of new shares of our common stock in accordance with the Reverse Stock Split ratio determined by our Board of Directors within the limits set forth in this Proposal 3. See “Share Issuance In Lieu of Fractional Shares” below regarding the treatment of any fractional shares.

Share Issuance In Lieu of Fractional Shares

No fractional shares of common stock will be issued as a result of any Reverse Stock Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Stock Split, pursuant to NRS 78.205(2)(b), we will issue to such stockholder such additional fraction of a share as is necessary to increase such resulting fractional share to a full share of common stock. For example, if as a result of the Reverse Stock Split a stockholder is entitled to receive 15.3 shares of our common stock, such stockholder would instead receive 16 shares of our common stock.

Record and Beneficial Stockholders

If this Proposal 3 is approved by our stockholders and our Board of Directors elects to implement a Reverse Stock Split, or our Board of Directors otherwise elects to implement a reverse split of our common stock without stockholder approval, as permitted under NRS 78.207, stockholders of record holding all of their shares of our common stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-split shares of our common stock they hold after the Reverse Stock Split. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If this Proposal 3 is approved by our stockholders and our Board of Directors elects to implement a Reverse Stock Split or our Board of Directors otherwise elects to implement a reverse split of our common stock without stockholder approval, as permitted under NRS 78.207, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from Aethlon Medical or its exchange agent, as soon as practicable after the effective time of the Reverse Stock Split. Our transfer agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for post-Reverse Stock Split shares in accordance with the procedures to be set forth in the letter of transmittal. No new post-Reverse Stock Split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.001 per share after any Reverse Stock Split. As a result, on the Effective Time, the stated capital on our balance sheet attributable to the common stock would be reduced proportionally, based on the actual Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital would be reduced. The net income or loss per share of common stock would be increased because there would be fewer shares of common stock outstanding. The Reverse Stock Split would be reflected retroactively and prospectively in our consolidated financial statements. We do not anticipate that any other accounting consequences would arise as a result of any Reverse Stock Split.

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No Dissenter’s or Appraisal Rights

Our stockholders are not entitled to dissenter’s or appraisal rights under the NRS with respect to the proposed Reverse Stock Split.

Material Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of a Reverse Stock Split to our U.S. Holders (as defined below). The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to U.S. Holders that may be subject to special rules, such as banks, financial institutions or insurance companies; brokers, dealers or traders in securities, commodities or currencies; tax-exempt entities or organizations; pension funds or retirement plans; certain former citizens or long-term residents of the United States; persons that received shares of our common stock as compensation for the performance of services; persons that hold shares of our common stock as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes; partnerships (including entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that hold shares of our common stock through such an entity; or persons whose “functional currency” is not the U.S. Dollar. Moreover, this summary does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the reverse split, which may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them of the Reverse Stock Split.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (A) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (B) it has a valid election in effect to be treated as a United States person.

The Reverse Stock Split is intended to be treated as a recapitalization for U.S. federal income tax purposes that is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, and that, taken together with other relevant transactions, if any, will not have the effect of the receipt of money or other property by some stockholders and an increase in the proportionate interest of other stockholders in our assets or earnings and profits, Assuming that is the case, a U.S. Holder that receives a reduced number of shares of common stock will not recognize income, gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of common stock will equal the stockholder’s basis in its shares of common stock held immediately prior to the Reverse Stock Split, and such stockholder’s holding period in the reduced number of shares will include the holding period in its shares held immediately prior to the Reverse Stock Split . The tax treatment of the increase of a fractional share of our common stock to a whole share is not certain. We intend to treat the issuance of such a whole share as a non-recognition event, but there can be no assurances that the Internal Revenue Service or a court would not successfully assert otherwise. Stockholders should consult their own tax advisors regarding the tax consequences to them of the Reverse Stock Split.

We will not recognize any gain or loss as a result of the proposed Reverse Stock Split.

Required Vote

Stockholder approval of this Proposal 3 requires a “FOR” vote from at least a majority of the shares of our common stock outstanding on the record date.

As noted above, in the event that our stockholders do not approve this Proposal 3, our Board of Directors may take action in accordance with NRS 78.207 to effect a reverse split of our common stock without stockholder approval if required to comply with the Nasdaq minimum bid price requirement and if deemed to be in the interest of the Company.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF A REVERSE STOCK SPLIT AS SET FORTH IN PROPOSAL 3.

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PROPOSAL #4 – APPROVAL OF AMENDMENT AND RESTATEMENT OF OUR CURRENT ARTICLES

Background

Our Board of Directors has unanimously approved the amendment and restatement of our articles of incorporation, as amended (currently, the “Current Articles,” and as proposed to be amended and restated, the “A&R Articles”) to enhance the corporate governance of the Company and align our articles of incorporation with what we believe to be appropriate corporate governance standards.

We believe that our Current Articles, which were originally adopted in 1991, may be considered to be outdated. While we have amended these articles of incorporation over the years, the operative provisions largely remain unchanged and the amendments that we have filed have never merged with the original articles of incorporation into a consolidated document. Our Board of Directors has also considered administrative and conforming changes to align our articles of incorporation with current provisions of the NRS.

In addition, the Current Articles do not include certain provisions that are frequently included in charters for public companies, such as mandatory exculpation and indemnification (to the extent permitted by the NRS), forum selection, provisions opting out of Nevada’s “anti-takeover” statutes and a provision enhancing the flexibility of the Board of Directors with respect to declaring and making distributions to stockholders.

The full text of the proposed A&R Articles is set forth in Annex A to this proxy statement. This general description of the A&R Articles is qualified in its entirety by reference to the full text of the proposed A&R Articles.

Comparison of Stockholder Rights Before and After Adoption of the A&R Articles

Because of differences between the Current Articles and A&R Articles, the adoption of the A&R Articles will effect certain changes in the rights of our stockholders. Nevada, like many other states, permits a corporation to adopt a number of measures through amendment of its articles of incorporation or bylaws or otherwise, which measures are designed to reduce vulnerability to unsolicited takeover attempts. Certain provisions of the A&R Articles which may have such an effect are listed and discussed below. It should be noted, however, that these provisions were not proposed to prevent such a change in control, and our Board of Directors is not aware of any present attempt to acquire control of the Company, or to obtain representation on our Board of Directors.

Listed in the matrix below are the most significant differences between the rights of our stockholders under the Current Articles and under the A&R Articles. Defined terms set forth in the matrix have the meanings given them in the Current Articles or A&R Articles, as applicable.

Current Articles		A&R Articles

Article XII

Without limiting the powers or authority now or hereafter conferred upon the Corporation by its Articles of Incorporation or By-Laws, or by Nevada law, the Corporation shall possess and may exercise all powers of indemnification of its officers, directors, employees, agents and other persons, and all powers and authority incidental thereto (including, without limitation, to advance expenses and to purchase and maintain insurance in that connection), without regard to whether or not such powers and authority are specifically provided for by Nevada corporation law. The Corporation's Board of Directors is hereby authorized and empowered on behalf of the Corporation and without shareholder action, to exercise all of the Corporation's powers of indemnification.

Exculpation and Indemnification

Article VI

A. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

B. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such directors or officers in their respective capacities as directors or officers of the Corporation must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

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Mandatory Forum for the Adjudication of Disputes

C. Any repeal or modification of this Article VI approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between this Article and any other article of the Corporation’s articles of incorporation, the terms and provisions of this Article shall control.

Article VII

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative, or that assert any claim or counterclaim (each, an “Action”): (a) brought in the name or right of the Corporation or on its behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the articles of incorporation or bylaws of the Corporation; (d) to interpret, apply, enforce or determine the validity of any provision of the articles of incorporation or bylaws of the Corporation; or (e) asserting a claim governed by the internal affairs doctrine; provided that, to the extent required by law, such exclusive forum provisions shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or to any claim for which the federal courts have exclusive jurisdiction. In the event that the Eighth Judicial District Court of Clark County, Nevada, does not have jurisdiction over any Action, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor. And, in the event that no state district court in the State of Nevada has jurisdiction over any Action, then a federal court located within the State of Nevada shall be the sole and exclusive forum therefor.

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Inapplicability of Certain Nevada Statutes

Article VIII

At such time, if any, as the Corporation becomes a “resident domestic corporation” (as defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes. In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

Special Provisions Regarding Distributions

Article IX

Notwithstanding anything to the contrary in the articles of incorporation or the bylaws of the corporation, the corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

A summary of the above-listed changes, and the reasons our Board of Directors is recommending such changes, is set forth below. The summary below and above-listed changes are not exhaustive of all differences or a complete description of the differences described, and are qualified in their entirety to the full text of the Current Articles and the proposed A&R Articles.

Exculpation and Indemnification

The Board of Directors believes that replacing Article XII of the Current Articles with Article VI of the A&R Articles would allow the Company to attract and retain the services of highly qualified individuals as directors and officers, by providing for mandatory exculpation and indemnification of directors to the extent permitted by the NRS.

Under NRS 78.138, unless the articles of incorporation or an amendment thereto (filed on or after October 1, 2003) provides for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless: (a) the presumptions of the Nevada “business judgment rule” (as codified in NRS 78.138(3)) has been rebutted, and (b) it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law.

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Further, a corporation may indemnify, pursuant to NRS 78.7502, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. However, indemnification may not be made for any claim, issue, or matter as to which such a person has been adjudged to be liable to the corporation or for amounts paid in settlement, unless and only to the extent that the court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Any indemnification pursuant to NRS 78.7502 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to the NRS or for the advancement of expenses, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

Mandatory Forum for the Adjudication of Disputes

The A&R Articles would add a new Article VII to provide generally that, to the fullest extent permitted by law, and unless the Company consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, will be the sole and exclusive forum for certain actions, claims and proceedings involving the Company, and in the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, then any other state district court located in the State of Nevada will be the sole and exclusive forum for such action. In the event that no state district court in the State of Nevada has jurisdiction over any such action, then a federal court located within the State of Nevada will be the sole and exclusive forum for such action.

The Board of Directors believes that Nevada courts are best suited to address disputes involving such matters given that the Company is incorporated in Nevada and the Nevada courts have more experience and expertise in dealing with complex corporate issues related to Nevada law. By adopting an exclusive forum provision, the Company seeks to assure the application of a relatively familiar body of law and level of judicial expertise and to promote efficiency in the resolution of any such claims. By ensuring that the types of claims specified in the Article VII of the A&R Articles are brought in a Nevada court, the Company and its stockholders would, among other things, avoid costly and duplicative litigation, the risk that Nevada law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts. At the same time, the Board of Directors believes, among other things, that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that its interests and those of its stockholders would best be served by permitting applicable claims to proceed in a forum other than the Nevada courts. For these reasons, among others, the Board of Directors believes that generally providing for Nevada as the exclusive forum for such claims is advisable to, and in the best interests of, the Company, including its Stockholders.

The Board of Directors understands that Article VII of the A&R Articles may limit a stockholder’s ability to bring certain claims, including claims against our directors, officers or employees, in a judicial forum that the stockholders finds favorable and therefore Article VII of the A&R Articles may discourage lawsuits with respect to such claims. Although some plaintiffs might prefer to litigate matters in various other forums because another court may be more convenient for them or more favorable for their claims, among other reasons, the Board of Directors believes that Article VII of the A&R Articles would provide substantial benefits to the Company as a whole, including its stockholders, as discussed above, that outweigh these concerns.

Inapplicability of Certain Nevada Statutes

The A&R Articles would add a new Article IX to specifically exempt the Company from application of Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) and Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive).

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Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These laws generally apply to Nevada corporations with 200 or more stockholders of record, but a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws. Article IX of the A&R Articles includes such an election.

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Article IX of the A&R Articles includes an election to provide that these statutory provisions will not apply to us or to any acquisition of our common stock. Absent such an elective provision, and absent a similar opt-out provision included in an amendment to our bylaws, these laws would then apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (i) one-fifth or more, but less than one-third, (ii) one-third or more, but less than a majority or (iii) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Special Provisions Regarding Distributions

The A&R Articles would add a new Article IX to specifically allow a distribution that otherwise would be prohibited by NRS 78.288(2)(b). NRS 78.288 provides that a board of directors may authorize and the corporation may make distributions to its stockholders. However, except as otherwise specifically allowed by the articles of incorporation, NRS 78.288(2)(b) provides that no distribution may be made if, after giving effect to such distribution, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Article IX of the A&R Articles would make the specific allowance contemplated by NRS 78.288(b), giving the Board of Directors greater flexibility to declare and make distributions in accordance with Nevada law.

Effect of the Amendment and Restatement

If the stockholders approve the A&R Articles, the A&R Articles will become effective on the date they are filed with the Nevada Secretary of State, or such later effective date and time as is specified in the filing in accordance with the NRS. We expect the A&R Articles to become effective as soon as practicable following the Annual Meeting.

Vote Required

Stockholder approval of this Proposal 4 requires a “FOR” vote from at least a majority of the shares of our common stock outstanding on the record date.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF AMENDMENT AND RESTATEMENT OF OUR CURRENT ARTICLES.

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STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Pursuant to Rule 14a-8 of the Exchange Act, any stockholder who desires to include a proposal in the proxy statement and form of proxy for our next Annual Meeting of Stockholders must deliver the proposal to our principal executive offices no later than May 23, 2020. Any stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely if delivered to our principal executive offices after May 23, 2020.

Any stockholder who intends to present a proposal at the next Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. Pursuant to such rule, a stockholder must have continuously held for at least one year prior to the submission of the proposal (and continue to hold through the date of the Annual Meeting) at least $2,000 in market value, or 1%, of our outstanding stock in order to submit a proposal for inclusion in our proxy materials. Subject to Securities and Exchange Commission rules, we reserve the right to vote against, reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

OTHER MATTERS

Our Board of Directors does not know of any matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement. If any matters that are not specifically set forth in the form of proxy and this Proxy Statement properly come before the Annual Meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

You may obtain copies of our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, without charge by writing to the Secretary, Aethlon Medical, Inc., 9635 Granite Ridge Drive, Suite 100, San Diego, California 92123. You also can find our Annual Report on Form 10-K on our website at www.aethlonmedical.com.

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ANNEX A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AETHLON MEDICAL, INC.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of Aethlon Medical, Inc., a Nevada corporation (the “Corporation”), does hereby certify as follows:

A.       The board of directors of the Corporation has duly adopted resolutions proposing to amend and restate the articles of incorporation of the Corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the corporation.

B.       The amendment and restatement of the articles of incorporation as set forth below has been approved by at least a majority of the voting power of the stockholders of the Corporation, which is sufficient for approval thereof.

C.       This certificate sets forth the text of the articles of incorporation of the Corporation as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AETHLON MEDICAL, INC.

ARTICLE I

NAME

The name of the Corporation is Aethlon Medical, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

PURPOSE

The Corporation may engage in any lawful act, activity or business for which corporations may be organized under the laws of the State of Nevada.

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ARTICLE IV

CAPITAL STOCK

A.       The total authorized capital stock of the Corporation shall consist of Thirty Million (30,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”).

B.       Except as otherwise provided by the Nevada Revised Statutes (the “NRS”), a record holder of Common Stock shall be entitled to one vote for each share of Common Stock so held. No holder of Common Stock shall have the right to cumulate votes. The holders of Common Stock shall not have any conversion, redemption or preemptive rights. The holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors of the Corporation (the “Board of Directors”) out of assets legally available therefor. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held.

C.       The capital stock of the Corporation, after consideration for the issuance thereof has been paid in money, property, or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, no stock issued as fully paid shall ever be assessable or assessed, and these articles of incorporation shall not be amended in this respect.

ARTICLE V

GOVERNING BOARD

The members of the governing board of the Corporation are styled as directors. The board of directors shall be elected in such manner as shall be provided in the bylaws of the Corporation. The number of directors may be changed from time to time in such manner as provided in the bylaws of the Corporation.

ARTICLE VI

EXCULPATION AND INDEMNIFICATION

A.       The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

B.       In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such directors or officers in their respective capacities as directors or officers of the Corporation must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

C.       Any repeal or modification of this Article VI approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between this Article and any other article of the Corporation’s articles of incorporation, the terms and provisions of this Article shall control.

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ARTICLE VII

MANDATORY FORUM FOR THE ADJUDICATION OF DISPUTES

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative, or that assert any claim or counterclaim (each, an “Action”): (a) brought in the name or right of the Corporation or on its behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the articles of incorporation or bylaws of the Corporation; (d) to interpret, apply, enforce or determine the validity of any provision of the articles of incorporation or bylaws of the Corporation; or (e) asserting a claim governed by the internal affairs doctrine; provided that, to the extent required by law, such exclusive forum provisions shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or to any claim for which the federal courts have exclusive jurisdiction. In the event that the Eighth Judicial District Court of Clark County, Nevada, does not have jurisdiction over any Action, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor. And, in the event that no state district court in the State of Nevada has jurisdiction over any Action, then a federal court located within the State of Nevada shall be the sole and exclusive forum therefor.

ARTICLE VIII

INAPPLICABILITY OF CERTAIN NEVADA STATUTES

At such time, if any, as the Corporation becomes a “resident domestic corporation” (as defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes. In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

ARTICLE IX

SPECIAL PROVISIONS REGARDING DISTRIBUTIONS

Notwithstanding anything to the contrary in the articles of incorporation or the bylaws of the corporation, the corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

*         *        *        *

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amended and Restated Articles of Incorporation of Aethlon Medical, Inc. as of _____, 2019.

Name:
Title:

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PROXY
AETHLON MEDICAL, INC.
THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON OCTOBER 14, 2019

This proxy will be voted as specified by the stockholder. If no specification is made, all shares will be voted “FOR” all of the nominees named in Proposal 1 and “FOR” Proposals 2, 3 and 4.

The stockholder(s) represented herein appoint Timothy C. Rodell, M.D., FCCP and James B. Frakes, and each of them, proxies with the power of substitution to vote all shares of common stock entitled to be voted by said stockholder(s) at the Annual Meeting of the Stockholders of Aethlon Medical, Inc. (the “Company,” or “our”) to be held at Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121, on October 14, 2019, at 7:00 a.m. (Pacific Time), and in any adjournment or postponement thereof as specified in this proxy.

Proposal 1		FOR	AGAINST	ABSTAIN
Election of Directors:
	Edward G. Broenniman	□	□	□
	Guy F. Cipriani	□	□	□
	Charles J. Fisher, Jr., M.D.	□	□	□
	Sabrina Martucci Johnson	□	□	□
	Timothy C. Rodell, M.D., FCCP	□	□	□
	Chetan S. Shah, M.D.	□	□	□

Proposal 2		FOR	AGAINST	ABSTAIN
	To ratify the appointment of Squar Milner LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020.	□	□	□

Proposal 3		FOR	AGAINST	ABSTAIN
	To approve a reverse stock split of our common stock at a ratio in the range of 1-for-10 to 1-for-15, with such ratio to be determined in the discretion of our Board of Directors and with such reverse stock split to be effected at such time and date as determined by our Board of Directors in its sole discretion.	□	□	□

Proposal 4		FOR	AGAINST	ABSTAIN
	To approve the amendment and restatement of the Company’s articles of incorporation, as amended.	□	□	□

PLEASE MARK, DATE AND SIGN YOUR PROXY CARD AND MAIL IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

IN THEIR DISCRETION, PROXIES ARE ENTITLED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

COMPANY ID:	PROXY NUMBER:	ACCOUNT NUMBER:

Signature _____________________________________________	Date______________________

Signature _____________________________________________	Date______________________

Note: Please sign as your name appears hereon. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. Corporations, please sign with full corporate name by a duly authorized officer and affix corporate seal.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2019

Aethlon Medical, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-37487	13-3632859
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

9365 Granite Ridge Drive, Suite 100 San Diego, California		92123
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 858-459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	AEMD	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 9, 2019, the Board of Directors of Aethlon Medical, Inc. (the “Company”) amended and restated the bylaws of the Company, as amended (the “Restated Bylaws”), effective as of September 9, 2019, to, among other things, update and align the Company’s bylaws with what the Company believes to be appropriate corporate governance standards.

The foregoing description of the Amended Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Bylaws attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aethlon Medical, Inc.

Dated: September 12, 2019	By:	/s/ James B. Frakes
James B. Frakes Chief Financial Officer

3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2019

Aethlon Medical, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-37487	13-3632859
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

9635 Granite Ridge Drive, Suite 100 San Diego, California		92123
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 858-459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	AEMD	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Definitive Agreement.

On September 12, 2019, Aethlon Medical, Inc. (the “Company”) entered into an SBIR Phase II Award Contract with the National Institutes of Health (“NIH”) and the National Cancer Institute (“NCI”), for NIH/NCI Topic 359, entitled “A Device Prototype for Isolation of Melanoma Exosomes for Diagnostics and Treatment Monitoring” (the “Award Contract”). The Award Contract amount is $1,860,561 and runs for the period from September 16, 2019 through September 15, 2021.

The work to be performed pursuant to this Award Contract will focus on melanoma exosomes. This work follows from the Company’s completion of a Phase I contract for the Topic 359 solicitation that ran from September 2017 through June 2018. Following on the Phase I work, the deliverables in the Company’s Phase II program will involve the design and testing of a pre-commercial prototype of a more advanced version of the exosome isolation platform.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description
99.1	Press Release dated September 16, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aethlon Medical, Inc.

Dated: September 16, 2019	By:	/s/ James B. Frakes
James B. Frakes Chief Financial Officer